Exhibit 21.1

DELUXE CORPORATION SUBSIDIARIES

ChecksByDeluxe.com, LLC (Minnesota)

Custom Direct, Inc. (Delaware)

Custom Direct LLC (Delaware)

Deluxe Business Operations, Inc. (Delaware)

Deluxe Enterprise Operations, Inc. (Minnesota)

Deluxe Financial Services, Inc. (Minnesota)

Deluxe Manufacturing Operations, Inc. (Minnesota)

Deluxe Small Business Sales, Inc. (Minnesota)

Direct Checks Unlimited, LLC (Colorado)

Direct Checks Unlimited Sales, Inc. (Colorado)

Hostopia Canada, Corp. (Canada)

Hostopia.com Inc. (Delaware)

Hostopia Ireland Limited (Ireland)

NEBS Business Products Limited (Canada)

NEBS Payroll Service Limited (Canada)

Safeguard Acquisitions, Inc. (Texas)

Safeguard Business Systems, Inc. (Delaware)

Safeguard Business Systems Limited (Canada)

Safeguard Franchise Systems, Inc. (Texas)

Safeguard Holdings, Inc. (Delaware)

SyncSuite, LLC (Minnesota)